Exhibit 4.38
Cooperation Agreement

[Note: Translation from original agreement written in Chinese]
This agreement is made between Beijing eLong International Travel Co., Ltd., whose registered office is at 10 Jiuxianqiao Road, Chaoyang District, Beijing, China (“Party A”), and eLongNet Information Technology (Beijing) Co., Ltd., whose registered office is at 10 Jiuxianqiao Road, Chaoyang District, Beijing, China (“Party B”).
Party A and Party B through friendly negotiations hereby agree to and abide by this agreement as follows:
I. Content of Cooperation
1.	Party A authorizes Party B to enter agreements with and receive commissions from hotels on its behalf.

2.	Party A shall pay service fees to Party B.
II. Representations and Warranties of the parties.
1.	Both parties are qualified to provide the services specified under this agreement.
2.	Each party shall use the confidential information received from the other party only for the purposes of this agreement.
3.	In the event that one party violates the above representations and warranties, the other party has the right to terminate this agreement at any time, and the breaching party shall be liable for any damages sustained by the other party.
III. Rights and Obligations of Party A
1.	Party A has the right to receive commissions through wire transfer that Party B has collected from hotels on its behalf in accordance with the schedule herein.

2.	Party A shall pay services fees to Party B in accordance with this agreement.
IV. Rights and Obligations of Party B
1.	Party B shall transfer the commissions it collects from hotels to Party A’s designated bank account.

2.	Party B has the right to receive service fees.
3.	Party B may promote Party A at its own cost. Party B shall not negatively affect Party A’s image in its promotion. Party B shall not publish any promotional material involving Party A without Party A’s approval.
4.	In the event that Party B infringes the rights of any third party during its promotion, Party A has the right to terminate this agreement immediately, and Party B will be solely liable for any damages Party A sustains.
5.	Party B shall cooperate with Party A in market promotions, including without limitation to place Party A’s promotional material at it business locations.
V. Payments
1.	Definition of “gross bookings”: the total amount paid by the customers who book hotel rooms. It does not include meals, entertainment, beverage or alcohol cost, communication, or taxes.
2.	Commission: Party A will pay commission to Party B equal to 0.5% of the gross bookings of hotel transaction.

3.	Method of Payment:
(1)	Party B will provide Party A with the gross bookings of hotel transactions of the previous month prior to the end of the second month of each quarter. Party A shall confirm this amount within 10 days. Party A’s failure to confirm shall be deemed to be acceptance.
(2)	Party A will calculate and transfer the amount of commission due to Party B after confirmation.

(3)	Party B shall provide Party A with an official invoice of equal value.
4.	Parties’ bank account information:
Party A:
Account Holder:
Bank:
Account Number:
Party B:
Account Holder:
Bank:
Account Number:
VI. Compliance
1.	Each party guarantees that it shall not: (i) provide directly or indirectly, any commission, compensation, kickback, gift or favourable treatment to the other party or any relevant third party, or their employees, officers and staff (including government officers), nor (ii) enter into any arrangements for the purpose of enabling the above activities.
2.	Any party’s breach of the above provision shall be treated as a material breach of this Agreement. The breaching party shall compensate the other party the equivalent amount of the above commission, compensation, kickback, gift or favourable treatment. The non-breaching party shall have the right to terminate this Agreement upon written notice, and may take further measures under the law to remedy any damages. In addition, the breaching party should compensate the aggrieved party for any loss incurred as a result of the breaching party’s actions.
VII. Other
1.	During the term of this agreement, if either party breaches the terms of this agreement, and fails to take remedial measures after receiving written notice from the non-breaching party, the non-breaching party shall have the right to terminate the agreement, and to request the breaching party to compensate all losses incurred.
2.	The parties shall settle the disputes through negotiations. If the parties fail to reach an agreement, either party may submit the dispute to the Beijing Arbitration Comission.

3.	This agreement shall become effective on April 15, 2008.

4.	The attachments of this agreement (if any) have the same legal effect with this agreement.
5.	Either party has the right to terminate this agreement by providing the other party with 10-day written notice.

6.	This agreement shall not be amended without the consent of both parties.

7.	This agreement shall be held in two copies, one for each party.

Beijing eLong International Travel Co., Ltd.
Authorized Representative:	/s/ [Seal of Beijing eLong International Travel Co., Ltd.]
Date: Contact person:
Telephone number:
Fax:

eLongNet Information Technology (Beijing) Co., Ltd.
Authorized Representative:	/s/ [Seal of eLongNet Information Technology (Beijing) Co., Ltd.]
Date: Contact person:
Telephone number:
Fax: